EXHIBIT 4.1

Addendum

This shall serve as an addendum to the Amended and Restated Promissory Note dated March 31, 2025, for the revised principal amount of $ 1,829,550.00.

1. Interest. The note shall accrue interest at a rate of ten percent (10%) per annum.

2. Conversion. Subject to the Beneficial Ownership Limitation (as defined below), all accrued and unpaid interest and principal of the note shall be convertible, at the option of the Holder, into shares of the Borrower’s Common Stock (the “Common Stock”) at a discount of twenty-five percent (25%) of the closing bid price of the Common Stock on the date of conversion.

3. Holder’s Conversion Limitations. The Borrower shall not effect any conversion of this note, and the Holder shall not have the right to convert any portion of this note, to the extent that after giving effect to the applicable conversion, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates (such persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this note beneficially owned by the Holder or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other notes) beneficially owned by the Holder or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(d) applies, the determination of whether this note is convertible (in relation to other securities owned by the Holder together with any affiliates and Attribution Parties) and of which principal amount of this note is convertible shall be in the reasonable discretion of the Holder, in each case subject to the Beneficial Ownership Limitation, and the Borrower shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Borrower’s most recent periodic or annual report filed with the Securities Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Borrower, or (C) a more recent written notice by the Borrower or the Borrower’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Borrower shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Borrower, including this note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this note. The Holder, upon notice to the Borrower, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(d); provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Borrower. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The preceding limitations contained in this paragraph shall apply to a successor holder of this note.

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4. Rule 144. If allowed under the Securities Act of 1933, as amended, the Holder may tack back to previous amounts loaned to the Borrower for purposes of satisfying the holding period under Rule 144.

Dated: October  , 2025

10/21/2025

Borrower: 1606 Corp.

By:	/s/ Austen Lambrecht
Print:	Austen Lambrecht
Title:	CEO

Holder:

By:	/s/ Gregory Lambrecht
Print:	Gregory Lambrecht

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